Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
nLIGHT, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑237029, 333-230340, and 333-224461) on Form S-8 of nLIGHT, Inc. of our report dated February 26, 2021, with respect to the consolidated balance sheets of nLIGHT, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10‑K of nLIGHT, Inc.

Our report refers to a change in the method of accounting for leases as of January 1, 2020, due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases, and related amendments.

Our report refers to a change in the method of accounting for revenue recognition as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), and related amendments.

Our report dated February 26, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020 contains an explanatory paragraph that states the Company acquired OPI Photonics S.r.l (“OPI”) during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, OPI’s internal control over financial reporting associated with total assets of $0.9 million and total revenues of $0.1 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of OPI.

                            /s/ KPMG LLP

Portland, Oregon
February 26, 2021